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                                                                 Exhibit 8.2

                              Form of A & H Tax Opinion






USLD Communications Corp.
9311 San Pedro, Suite 100
San Antonio, Texas  78216



Ladies and Gentlemen:

    We have acted as legal counsel to USLD Communications Corp., a Delaware corporation ("Company"), in connection with the planned merger (the "Merger") of LCI Acquisition Corp., a Delaware corporation, ("Merger Sub"), which is a newly formed, wholly owned subsidiary of LCI International, Inc., a Delaware corporation ("Parent"), into Company, pursuant to an Agreement and Plan of Merger dated as of September 17, 1997 by and among Company, Parent, and Merger Sub (the "Merger Agreement").

    For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Merger Agreement, (ii) the Proxy Statement/Prospectus included in the registration statement on Form S-4 (the "Registration Statement"), as amended, filed by Parent with the Securities and Exchange Commission (the "Proxy Statement/Prospectus"), and (iii) such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements and representations made by Company and Parent (the "Certified Representations"), copies of which are attached hereto and upon certain statements and representations contained in the Merger Agreement and the Proxy Statement/Prospectus. We have neither investigated nor verified any such statements or representations. We have assumed that such statements and representations are true, correct, complete, and not breached, and that no actions that are inconsistent with such statements and representations will be taken. We have also assumed that all representations made in the Certified Representations "to the best knowledge of" any persons will be true, correct, and complete as if made without such qualification.

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U.S. Long Distance Corp.
__________ __, 199_
Page 2



    In addition, we have assumed that (i) the Merger will be consummated in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); (ii) the Merger will qualify as a merger under the applicable laws of Delaware;
(iii) each of Company, Parent, and Merger Sub will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder; (iv) the Merger Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their respective terms; and (v) the only stockholder of Company is expected to own at the Effective Time (as defined in the Merger Agreement) five percent or more of Company Common Stock (as defined in the Merger Agreement) is AIM Management Group, Inc., which on behalf of itself and its wholly owned subsidiaries, AIM Advisors, Inc. and AIM Capital Management, Inc., is expected to own approximately 5.3% of such Company Common Stock, and there is no plan or intention on the part of any other stockholders of Company to sell, exchange or otherwise dispose of, or otherwise reduce the risk of loss relating to, a number of shares of Parent stock to be received in the Merger that would reduce Company stockholders' ownership of, or risks incident to the ownership of, Parent stock to a number of shares having a value, as of the date of the Merger, of less than fifty percent of the value of all the formerly outstanding stock of Company as of the same date. Any inaccuracy in, or breach of, any of the aforementioned statements, representations, or assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service by Company, Parent, or Merger Sub as to the federal income tax consequences of any aspect of the Merger. The opinion expressed herein is not binding on the Internal Revenue Service or any court, and there can be no assurance that the Internal Revenue Service or a court of competent jurisdiction will not disagree with such opinion.

    Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion, under presently applicable federal income tax law, that (i) the Merger of Merger Sub with and into Company will be a tax-free reorganization within the meaning of sections 368(a)(1)(A) and
(a)(2)(E) of the Code and (ii) the statements contained in numbered paragraphs 1-3 of the section of the Proxy Statement/Prospectus entitled "The Merger--Certain United States Federal Income Tax Consequences" are correct.

    Our opinion is based on the Code, applicable Treasury regulations, published judicial authority, and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein.

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U.S. Long Distance Corp.
__________ __, 199_
Page 3



We do not undertake to advise you as to any such changes or interpretations after the Effective Time unless we are specifically requested to do so.

    No opinion is expressed as to any matter not specifically addressed above, including, without limitation, the tax consequences of the Merger under any foreign, state, or local tax law. Moreover, tax consequences which are different from or in addition to those described herein may apply to Company stockholders who are subject to special treatment under the U.S. federal income tax laws, such as persons who acquired their shares in compensatory transactions.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this Firm under the captions "The Merger-Certain United States Federal Income Tax Consequences" and "Legal Matters" in the Registration Statement and the Proxy Statement/Prospectus which is a part thereof. This opinion is being delivered to you solely for that purpose, and may be relied upon by Company as provided in the Registration Statement. It may not be relied upon or used for any other purpose and may not otherwise be distributed or made available to anyone without our prior written consent.

    We call your attention to the fact that the opinion set forth in this letter is an expression of professional judgment and not a guarantee of a result.

                                       Very truly yours,

                                       Arter & Hadden